Exhibit 10.4

Form of US Management Committee member Employment Agreement

[DATE]

[Name]

NYSE Euronext

11 Wall Street

New York, New York 10005

Dear [Name]:

We are pleased to offer you this agreement (this “Agreement”) with NYSE Euronext, a Delaware corporation (together with its successors and assigns, the “Company”), which upon countersignature by you shall become binding between you and the Company (each, a “Party”).

1.	Employment; Duties.

(a) As of the date hereof (the “Effective Date”), the Company hereby continues to employ you, and you hereby agree to continue employment, as an employee of the Company for the duration of the “Term” (as defined in Section 2 below).

(b) During the Term, you shall (i) serve as [Title]1 of the Company and its Affiliates (as defined in Section 12(a))2; (ii) have all authorities, duties and responsibilities customarily exercised by an individual serving in those positions at an entity of the size and nature of the Company3; (iii) be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair your ability to discharge, the foregoing duties and

[1]	Ms. Bernstein serves as Executive Vice President, Human Resources, Mr. Brandman serves as Senior Vice President, Head of Integration and Business Operations, Mr. Leibowitz serves as Group Executive Vice President and Head of U.S. Execution and Global Technology, Mr. Geltzeiler serves as Group Executive Vice President and Chief Financial Officer, and Mr. Niederauer serves as Chief Executive Officer and a member of the Board of Directors.
[2]	Mr. Niederauer also serves as a member of the Board of Directors of the Company.
[3]	Mr. Niederauer also has all powers, duties and responsibilities set forth for the Chief Executive Officer in the Amended and Restated Bylaws of NYSE Euronext dated as of April 4, 2007, in the Amended and Restated Certificate of Incorporation of NYSE Euronext dated as of April 4, 2007, in the Resolutions of the Board of Directors of NYSE Euronext dated June 7, 2007, as well as all authority, powers, duties and responsibilities customarily and historically exercised by an individual serving in those positions at the Company and its predecessors or an entity of the size and nature of the Company (taking into account the authorities, duties and responsibilities of any non-Executive Chairman of the Company).

responsibilities; and (iv) report directly to the [Title] 4 of the Company. During the Term, your principal office, and principal place of employment, shall be at the Company’s principal executive offices in New York City, but you acknowledge and agree that the performance of your duties hereunder may require significant business travel.

(c) During the Term, you shall devote substantially all of your business time, attention and ability to the proper discharge of your duties hereunder and shall not be employed in any other capacity without the prior written consent of the [Title]5.

2. Term. The Term shall commence as of the Effective Date and shall end on the date of your termination of employment in accordance with Section 5 of this Agreement.

3. Compensation and Benefits.

(a) Base Salary. During the Term, you shall receive a base salary (“Base Salary”) of no less than the amount set forth on Appendix A, per annum, payable in accordance with the Company’s standard payroll practices but no less frequently than monthly. Your Base Salary shall be reviewed no less frequently than annually during the Term for discretionary increase. After any such increase, the term “Base Salary” as utilized in this Agreement shall thereafter refer to the increased amount. Your Base Salary shall not be decreased during the Term without your prior written consent.

(b) Annual Bonus. During the Term, you shall be eligible to receive an annual bonus, which shall be determined by the Compensation Committee of the Board of Directors, in its discretion, with a target bonus opportunity of no less than the amount set forth on Appendix A per calendar year (the “Target Bonus”). Your Target Bonus shall be reviewed no less frequently than annually during the Term for discretionary increase. After such increase, the term “Target Bonus” shall thereafter refer to the increased amount. Your annual bonus shall be paid in cash, equity compensation awards or a combination thereof (provided that the percentage of cash and equity, and the terms and conditions thereof, shall be no less favorable to you than other U.S. senior executives generally), subject to any valid deferral election by you, no later than March 15 of the calendar year following the year for which it is earned pursuant to the terms of the Company’s annual incentive plan.6

(c) Long Term Incentive Awards. During the Term, you shall be eligible to receive long term incentive compensation awards in amounts, in forms and on terms and conditions no less favorable than those provided to other U.S. senior executives of the Company generally.7

[4]	Ms. Bernstein reports to the Global Head of Human Resources, Messrs. Brandman, Geltzeiler and Leibowitz report to the Chief Executive Officer, and Mr. Niederauer reports to the Board of Directors.
[5]	The Chief Executive Officer or the Board of Directors, in the case of Ms. Bernstein and Mr. Geltzeiler, the Chief Executive Officer in the case of Mr. Brandman or Mr. Leibowitz, and the Board of Directors in the case of Mr. Niederauer.
[6]	Mr. Geltzeiler’s agreement also provides that his guaranteed annual bonus for 2008 with respect to amounts payable under Section 3(b) shall be no less than the amount set forth on Appendix A, without pro-ration or reduction for any other compensation received from other sources and shall be paid in cash, equity compensation awards or a combination thereof at the time annual bonuses are paid to other executive officers of the company for 2008 but not later than March 15, 2009.
[7]	Mr. Geltzeiler’s agreement also provides that he receive, no later than 30 days from the Effective Date, a long-term incentive award with a value on the date of grant equal to the amount set forth on Appendix A.

(d) Withholding. The Company may withhold all applicable Federal, state and local taxes and other amounts as may be required by law or agreed upon by the Parties with respect to compensation payable to you pursuant to this Agreement.

(e) Vacation. You shall be entitled during the Term to the number of weeks of vacation per calendar year provided to U.S. senior executives of the Company generally, but in no event fewer than four weeks’ vacation per calendar year.

(f) Employee Benefits. During the Term, you will participate in all employee benefit plans, programs and arrangements, expense reimbursement arrangements, and all perquisites and fringe benefits, that are generally available to U.S. senior executives of the Company (the “Company Arrangements”), on terms and conditions no less favorable to you than those applying to other U.S. senior executives of the Company generally. The Company shall also provide you with [a Company-paid parking space]8[use of a car and driver]9.

(g) D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and for six years thereafter, providing coverage that is no less favorable to you in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former officer or director of the Company.

(h) Indemnification[;Assistance]. The Company shall indemnify you and advance expenses to you to the extent similarly situated U.S. senior executives of the Company are indemnified and advanced expenses in accordance with the Company’s bylaws as in effect from time to time, [and following termination of your employment, you shall continue to be afforded such rights on terms and conditions no less favorable than active U.S. senior executive officers.]10 [Without limiting the foregoing, you agree that, after your termination of employment hereunder, you will reasonably assist the Company with respect to any claims that have been made or may be made against the Company and its affiliates and their respective predecessors or their respective current or former officers, directors or employees, to the extent that such claims may relate to services performed by you or facts and circumstances about which you may have knowledge in connection with your employment with the Company. The Company agrees to provide legal counsel to you in connection with such assistance, including separate counsel for you in any situation where the Company’s counsel cannot effectively represent you without violation of the applicable canons of ethics relating to conflicts of interest, and to reimburse you for all of your reasonable and necessary out-of-pocket expenses associated with such assistance, including travel expenses, in accordance with the Company’s policies for reimbursement as may be in effect from time to time.]11

[8]	For Ms. Bernstein, Brandman, Geltzeiler and Leibowitz.
[9]	For Mr. Niederauer.
[10]	Does not apply to Mr. Geltzeiler.
[11]	Applies only to Ms. Bernstein.

(i) Golden Parachute Tax.

(i) If the aggregate of all amounts and benefits due to you, under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates (or any payments, benefits or entitlements by any entity that effectuates a related transaction), would constitute “parachute payments” as such term is defined in and under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, “Change in Control Benefits”), and would result in the imposition of excise taxes pursuant to Section 4999 of the Code, the Company will make an additional payment to you in an amount (the “Gross-Up Payment”) such that, after payment all taxes and any interest or penalties imposed with respect to such taxes (including, without limitation, federal, state, local income, employment, excise and other similar taxes, but excluding any taxes imposed under Section 409A of the Code) (the “Parachute Tax”) on both the Change in Control Benefits and the Gross-Up Payment, you will be in the same position as if no Parachute Tax had been imposed. Any Gross-Up Payment shall be timely paid by the Company on your behalf directly to the appropriate taxing authorities when due, but in all events no later than the last day of the calendar year after the calendar year in which the Parachute Tax shall be paid. The determinations with respect to this Section 3(i)(i) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company and approved by you (which approval shall not be unreasonably withheld or delayed). Notwithstanding the foregoing provisions of this Section 3(i)(i), if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Change in Control Benefits does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to you and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Change in Control Benefits, in the aggregate, equals the Safe Harbor Amount minus $5,000.00. The reduction of the amounts payable hereunder which constitute Change in Control Benefits, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 6(b)(iii), (ii) Section 6(b)(ii), (iii) Section 6(b)(iv), (iv) [Section 6(b)(v) and (v) Section 6(b)(vi)]12 [Section 6(b)(vii)]13. For purposes of reducing the Change in Control Benefits to the Safe Harbor Amount minus $5,000, only amounts payable under this Agreement (and no other payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Parachute Value of all Change in Control Benefits to the Safe Harbor Amount minus $5,000, no amounts payable under the Agreement or otherwise shall be reduced pursuant to this Section 3(i)(i). The Company’s obligation to make Gross-Up Payments under this Section 3(i) shall not be conditioned upon your termination of employment.

(ii) It is possible that after the determinations and selections made pursuant to Section 3(i)(i) you will receive Change in Control Benefits and Gross-Up Payments that are, in the aggregate, either more or less than the limitations provided in

Section 3(i)(i)

[12]	For Ms. Bernstein and Messrs. Brandman, Leibowitz and Niederauer
[13]	For Mr. Geltzeiler

above (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then you shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of your receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by arbitration under Section 8 below, (y) by a court of competent jurisdiction, or (z) by the Auditor upon request by you or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(iii) Any Gross-Up Payment, as determined pursuant to this Section 3(i), shall be paid by the Company and remitted to the relevant tax authorities when such payment is due, provided that in no event shall such payment be made later than the end of your taxable year next following your taxable year in which the Parachute Tax on a Change in Control Benefit are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 3(i)(ii) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

(iv) Definitions. The following terms shall have the following meanings for purposes of this Section 3(i).

“Parachute Value” of a Change in Control Benefit shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Change in Control Benefit that constitutes a “parachute payment” under Section 280G(b)(2) of the Code and its implementing regulations, as determined by the Auditor for purposes of determining whether and to what extent the Parachute Tax will apply to such Change in Control Benefit.

The “Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code and its implementing regulations.

(j) 409A Compliance.

(i) Full Compliance. It is the intent of the Parties that all compensation and benefits payable or provided to you (whether under this Agreement or otherwise) shall fully comply with the requirements of Section 409A of the Code. Within the time period permitted by the applicable Treasury Regulations, the Company may, subject to your written approval (such approval not to be unreasonably withheld), modify the Agreement, in the least restrictive manner necessary without diminution of value, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on you pursuant to Section 409A of the Code.

(ii) Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409-3(i)(2)) as of the date that your employment terminates and you have experienced a “separation from service” (within the meaning of Section 409A of the Code) (such date, the “Termination Date”), and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first 6 months following the Termination Date shall be paid or provided to you in a lump sum cash payment to be made on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which the Termination Date occurs.

4. Non-competition and Non-solicitation. You agree that during your employment with the Company and for the 12-month period of time following the termination of your employment with the Company, you will not, without the prior written consent of the Chief Executive Officer of the Company, directly or indirectly:

(a) own, control, manage, loan money to, represent, render any service or advice to or act as an officer, director, employee, agent, representative, partner or independent contractor of any securities exchange, “ECN” or other such entity or similar direct seller of market data in the financial services business, whose business competes with the businesses of the Company or its majority-owned subsidiaries, in North America or Europe as such businesses were being conducted, or which the Company was actively planning to enter, during your employment [if the breach or alleged breach occurs during your employment or on the date of your termination of employment if the breach or alleged breach occurs thereafter]14 (“Competitive Activities”); provided, however, that (i) the foregoing shall not prohibit you from passive ownership of securities in any publicly traded company that is engaged in any such business as long as you do not own more than five percent (5%) or more of any class of the equity securities of such company, and (ii) nothing in this Agreement shall preclude you from accepting employment with, or providing services to, any entity that engages in Competitive Activities so long as you work solely in a subsidiary, division or other distinct unit of such any entity, including an Affiliate, that does not engage, and is not actively planning to engage, in Competitive Activities.

(b) Solicit, induce, influence, encourage, or attempt to solicit, induce, influence or encourage, either directly or indirectly, any person who is, at the time of such solicitation, inducement, influence, encouragement or attempt, or was during the previous six months, employed by the Company to terminate his or her employment relationship with the Company or hire or employ or engage any such person or otherwise interfere with any such person’s employment by or association with the Company;

[14]	For Mr. Geltzeiler.

(c) Induce, influence, encourage, or attempt to induce, influence or encourage, either directly or indirectly, any third party to terminate such party’s business relationship with the Company or otherwise interfere with any business or contractual relationship of the Company; or

(d) Serve as a board member on any board of directors of any company engaged in Competitive Activities, except as provided in Section 4(a)(ii).

You acknowledge and agree that: (i) the purposes of the foregoing covenants are to protect the goodwill and confidential or proprietary information and trade secrets of the Company, and to prevent you from interfering with the business of the Company; (ii) it would be impractical and excessively difficult to determine the actual damages of the Company in the event you breach any of the covenants of this Section 4; (iii) remedies at law for any breach of your obligations under this Section 4 would be inadequate; and (iv) the terms of the covenants are sufficiently limited to protect the legitimate interests of the Company and impose no undue hardship on you. You therefore agree that if you commit any breach of a covenant under this Section 4 or threaten to commit any such breach, the Company shall have the right (in addition to any other right or remedy that may be available to it) to injunctive relief from a court of competent jurisdiction located in the State of New York or otherwise, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 4 finally determined by a court of competent jurisdiction to be unenforceable, this Agreement or any provision hereof shall be reformed so that it is enforceable to the maximum extent permitted by law.

5. Termination. Your employment hereunder, and the Term, shall terminate upon the first to occur of the following events:

(a) Death. You die.

(b) Disability. You have been unable, for 120 or more days out of 180 consecutive days, to perform your duties under this Agreement, as a result of physical or mental illness, injury or incapacity, and the Company shall have communicated to you, by written notice, the fact of your termination, which termination shall be effective on the 30th day after receipt of such notice by you, unless you return to full-time performance of your duties hereunder prior to such 30th day. Upon the timely request and at the expense of Company, any such physical or mental illness, injury or incapacity shall be confirmed by an independent medical professional acceptable to both Parties, before your employment can be terminated for disability.

(c) For Cause. Your employment hereunder may only be terminated by the Company for Cause by complying with the provisions of this Section 5(c).

(i) You shall be given written notice by the Board of Directors of the Company (the “Board”) of its intention to terminate you for Cause, such notice (x) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (y) to be given no later than 90 days after the Board, as a whole, is first made aware of such circumstances. The question of whether Cause existed may be challenged through arbitration in accordance with Section 8.

(ii) For purposes of this Agreement, “Cause” shall mean: (1) your conviction, or a plea of nolo contendere, to a felony involving moral turpitude; (2) willful misconduct or gross neglect by you resulting, in either case, in material harm to the Company; (3) a willful continued failure by you to carry out the reasonable and lawful directions of the Board [or Chief Executive Officer]15; (4) fraud, embezzlement, theft or dishonesty of a material nature by you against the Company or a willful violation by you of a policy or procedure of the Company that has been communicated in writing to you, resulting, in any case, in material harm to the Company; or (5) a willful material breach by you of Section 4 of this Agreement, which breach is not cured by you on 30 days written notice from the Board requesting cure. An act or failure to act shall not be “willful” if (x) done by you in good faith or (y) you reasonably believed that such action or inaction was in the best interests of the Company.

(d) Without Cause. The Company may terminate your employment hereunder at any time, for any reason or no reason, by giving you four weeks’ prior written notice of the termination. No such termination of your employment hereunder shall be deemed a breach of this Agreement.

(e) For Good Reason. You may terminate your employment hereunder for “Good Reason,” which, for purposes of this Agreement shall mean, without your prior written consent, the occurrence of any of the following events or actions16: (1) a material reduction of

[15]	Does not apply to Mr. Niederauer.
[16]	For Mr. Niederauer, the events and actions constituting Good Reason are: “(1) a material reduction of your Base Salary or Target Bonus, which for this purpose shall mean one or more reductions that, individually or in the aggregate, exceed 5% of your highest Base Salary or Target Bonus, as applicable, excluding any reduction applicable equally to all U.S. senior executives following an extraordinary decline in the Company’s earnings, share price or public image; (2) an actual non-temporary relocation of your principal office to a location that is more than 50 miles from New York, NY where such relocation is not occasioned by exigent health and safety conditions; (3) a material negative and non-temporary change, diminution or reduction, for any reason including any such change by reason of a Change in Control, in your authority, powers, titles, reporting relationship, responsibilities or duties as Chief Executive Officer as set forth in this Agreement, including, by way of example, requiring a reporting relationship to an Executive Chairman, or other reporting relationship that has the practical effect of materially diminishing your current authority, powers, duties or responsibilities, or assigning you duties that are materially and negatively inconsistent with your position as Chief Executive Officer, in either case, of a magnitude that changes the fundamental current character of your job as Chief Executive Officer to such an extent as to constitute a de facto demotion; (4) a change in your reporting so that you cease to report to the Board of Directors of the Company (or, after a Change in Control (as defined in the 2008 Stock Incentive Plan) and if applicable, the Board of Directors of the ultimate parent of the Company); (5) failure to nominate you as a Director at the first election following your removal from the Board; (6) failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; or (7) a material breach by the Company of this Agreement.

your Base Salary or Target Bonus, which for this purpose shall mean one or more reductions that, individually or in the aggregate, exceed 5% of your highest Base Salary or Target Bonus, as applicable; (2) an actual relocation of your principal office that is more than 50 miles from New York, NY; (3) a [material]17 diminution of your title, [a material diminution of your]18 authority, duties or responsibilities, or the assignment to you of titles, authority, duties or responsibilities that are materially inconsistent with your titles, authority, duties and/or responsibilities under this Agreement; (4) a change in your reporting so that you cease to report to the [Title]19 (or, after a Change in Control (as defined in the 2008 Stock Incentive Plan) and if applicable, the [Title]19 of the ultimate parent of the Company); (5) a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction; [or] (6) a material breach by the Company of this Agreement; [or (7) no later than April 15, 2009, your good faith determination that your current reporting relationship substantially impedes your ability to perform your duties described hereunder]20. In order to invoke a termination for Good Reason, you shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (1) through [(6)][(7)] within 90 [180]21 days following your knowledge of the initial existence of such condition or conditions [and in the case of clause (7) only, in all events no later than April 15, 2009)]20 (the “Good Reason Notice”), and[, except in the case of clause (7) only,]20 the Company shall have 30 days following receipt of such Good Reason Notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, you must terminate employment, if at all, within two years following the existence of the condition for which the Good Reason Notice is given in order for such termination as a result of such condition to constitute a termination for Good Reason[, provided, that in the case of a resignation for Good Reason pursuant to clause (7) only, you must terminate employment, if at all, no later than 30 days following April 15, 2009]20.

(f) Without Good Reason. You may terminate your employment hereunder at any time, for any reason or no reason, by giving four weeks’ prior written notice of termination to the Company. No such termination of your employment hereunder shall be deemed a breach of this Agreement.

6. Benefits Upon Termination of Your Employment. In the event that your employment hereunder is terminated, for any or no reason, you shall be entitled to the following compensation and benefits:

(a) Any Termination. On any termination of your employment hereunder, you shall be entitled to the following benefits:

(i) prompt payment of any accrued but unpaid Base Salary through the Termination Date, payable no later than the first regularly scheduled payroll date following the Termination Date;

[17]	For Ms. Bernstein and Messrs. Brandman and Leibowitz.
[18]	For Mr. Geltzeiler.
[19]	For Mr. Niederauer, the Board of Directors; for Messrs. Brandman, Geltzeiler and Leibowitz, the Chief Executive Officer; for Ms. Bernstein, the Global Head of Human Resources.
[20]	Applies only to Ms. Bernstein.
[21]	For Mr. Geltzeiler.

(ii) prompt lump-sum payment in respect of your accrued but unused vacation days, payable as soon as practicable following the Termination Date;

(iii) prompt payment of any bonuses that were earned but not yet paid or deferred as of the Termination Date, payable on the dates that such amounts would have been paid had your employment continued through the date of such payments[, but in no event later than March 15 of the following calendar year (it being agreed that any requirement that you be employed on the applicable bonus payment date be deemed satisfied if you were employed on the last day of the fiscal year for which the bonus was earned)]22; and

(iv) any other or additional payment, entitlement and/or benefit in accordance with the applicable terms of any plan, policy, program or arrangement of, or any agreement with, the Company or any Affiliate.

(b) Termination without Cause or with Good Reason. In the event that your employment hereunder is terminated (x) by the Company (other than for Cause in accordance with Section 5(c) or by reason of your disability) or (y) by you with Good Reason in accordance with Section 5(e), you shall receive the following benefits, provided, except as set forth in Section 6(b)(i) below, that you execute (within 30 days after the Termination Date), and do not revoke, a release that is in the form attached hereto as Exhibit B, with such modifications as may be necessary to comply with applicable law:

(i) the benefits described in Section 6(a) (you will receive these benefits regardless of whether you execute a release);

(ii) a lump-sum payment, in cash, equal to the product obtained by multiplying (A) an annual bonus for the calendar year of your termination, determined on the basis of Committee’s determination of the achievement of the applicable performance metrics for such calendar year (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally)23 as if you had remained employed until the date annual bonuses are paid by the Company, times (B) a fraction whose numerator equals the number of days you were employed during such calendar year and whose denominator is 365, such payment to be made at the time annual bonuses are paid by the Company (but in no event later than March 15 of the following calendar year);

[22]	Applies only to Ms. Bernstein.
[23]	If the termination is in 2008, Mr. Geltzeiler is also entitled to the Guaranteed Bonus, if greater.

(iii) a lump sum cash amount equal to the product of (A) the Multiple (as defined below) and (B) the sum of (1) the greater of (x) the Base Salary in effect on the Termination Date or (y) the Base Salary immediately prior to any reduction that would constitute Good Reason , plus (2) the greater of (a) the Target Bonus in effect on the Termination Date or (b) the Target Bonus immediately prior to any reduction that would constitute Good Reason payable within 45 days of the Termination Date, in no event discounted for the time value of money;

(iv) any equity compensation awards granted with respect to an annual bonus, including with respect to any bonus payable in accordance with Section 6(a)(iii), shall become fully vested and non-forfeitable as of the Termination Date (and, in the case of restricted stock or restricted stock units, with prompt delivery of freely transferable shares);

(v) you shall vest in a number of other equity compensation awards under the Company’s long-term incentive plans that are subject to performance vesting conditions equal to the product obtained by multiplying (A) the number of shares subject to such awards, determined on the basis of the Committee’s determination of the achievement of the applicable performance metrics for such performance period (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) as if you had remained employed until the date such awards would otherwise vest or be settled by the Company, times (B) a fraction, whose numerator equals the number of days you were employed during the applicable performance period and whose denominator is the total number of days in the applicable performance period, such vesting and/or settlement to occur at the time such awards vest and/or are settled for active executives generally;

(vi) as of the Termination Date, you shall vest in the equity compensation awards under the Company’s long-term incentive plans that are subject to time-based vesting conditions as if you had remained employed through the vesting date immediately following the Termination Date (and, in the case of restricted stock or restricted stock units, with prompt delivery of freely tradable shares); and

(vii) all health and life insurance benefits will continue for a number of years equal to the Multiple following your termination of employment24, at the active employee cost; provided, however, that, the health care benefits provided during the continuation period shall be provided in such a manner that such benefits (and the employer paid portion of the costs and premiums thereof) are excluded from your income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its health care benefit plans contemplated herein could be taxable to you, the Company shall provide such benefits at a substantially comparable level through the purchase of individual or group insurance coverage that is not taxable to you; provided, further, however, that if you become re-employed with another employer and are eligible to receive health care and/or life insurance benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary and the life insurance benefits shall become supplemental to those provided under such other plan during such applicable period of eligibility[.][;]

[24]	For Ms. Bernstein, health and life insurance benefits continue until she attains the age of 55.

(viii) [upon your attainment of age 55, you shall receive retiree health benefits pursuant to the Company’s retiree health benefit plans in accordance with the terms thereof then in effect, including any co-pay requirements, if any; provided, however, that, if the Company reasonably determines that providing such retiree health benefits under one or more of its retiree health benefit plans could be taxable to you, the Company shall provide you with substantially similar benefits at the level required hereby through the purchase of individual insurance coverage that is not taxable to you; and

(ix) only if such termination is prior to your attainment of age 55, a lump-sum payment, in cash, of $52,615.38.]25

The “Multiple” shall mean [(x) until and including the third anniversary of the Effective Date, two and (y) after the third anniversary of the effective date, one]26[one]27. Additionally, if such terminations are in connection with or in anticipation of a Change in Control, or on or within two (2) years following a Change in Control, as defined in the Company’s 2008 Stock Incentive Plan, the Multiple shall mean two.

(c) Termination for Death or Disability. In the event your employment hereunder is terminated by reason of your death or disability (in accordance with Section 5(b)), you shall receive the following benefits:

(i) the benefits described in Section 6(a);

(ii) a lump-sum payment, in cash, equal to the product obtained by multiplying (A) an annual bonus for the calendar year of your termination, determined on the basis of Committee’s determination of the achievement of the applicable performance metrics for such calendar year (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally)28 as if you had remained employed until the date annual bonuses are paid by the Company, times (B) a fraction whose numerator equals the number of days you were employed during such calendar year and whose denominator is 365, such payment to be made at the time annual bonuses are paid by the Company (but in no event later than March 15 of the following calendar year);

(iii) any equity compensation awards granted with respect to an annual bonus, including with respect to any bonus payable in accordance with Section 6(a)(iii), shall become fully vested and non-forfeitable as of the Termination Date (and, in the case of restricted stock or restricted stock units, with prompt delivery of freely transferable shares);

[25]	Applies to Ms. Bernstein only.
[26]	For Messrs. Geltzeiler, Leibowitz and Niederauer.
[27]	For Ms. Bernstein and Mr. Brandman.
[28]	See footnote 23 with respect to Mr. Geltzeiler.

(iv) you shall vest in a number of other equity compensation awards under the Company’s long-term incentive plans that are subject to performance vesting conditions equal to the product obtained by multiplying (A) the number of shares subject to such awards, determined on the basis of the Committee’s determination of the achievement of the applicable performance metrics for such performance period (provided that in no event shall the Committee exercise negative discretion with respect to you in excess of that applied to active U.S. senior executives of the Company generally) as if you had remained employed until the date such awards would otherwise vest or be settled by the Company, times (B) a fraction, whose numerator equals the number of days you were employed during the applicable performance period and whose denominator is the total number of days in the applicable performance period, such vesting and/or settlement to occur at the time such awards vest and/or are settled for active executives generally; and

(v) as of the Termination Date, you shall vest in the equity compensation awards under the Company’s long-term incentive plans that are subject to time-based vesting conditions as if you had remained employed through the vesting date immediately following the Termination Date (with prompt delivery of freely tradable shares therewith).

(d) No Mitigation; No Offset. In the event of any termination of your employment hereunder, you shall have no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset or recoupment against amounts, benefits or entitlements due to you under this Agreement on account of (x) any claim that the Company or any of its Affiliates may have against you or (y) any remuneration or other benefit earned or received by you after such termination.

7. Notices. Any notice, consent, demand, request, or other communication given to a Person (as defined in Section 12(a)) in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y) provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 7).

If to the Company:	NYSE Euronext
11 Wall Street
New York, New York 10005
Attn: General Counsel

If to you:	The address of your principal residence as it appears in the Company’s records, with a copy to you (during the Term) at your office in New York, New York

If to any of your beneficiaries:	The address most recently specified by you or by such beneficiary.

8. Resolution of Disputes. Any Claim (as defined in Section 12(a)) arising out of or relating to this Agreement, any other agreement between you and the Company or any of its Affiliates, your employment with the Company, or any termination thereof (a “Covered Claim”) shall be resolved by binding confidential arbitration, to be held in the Borough of Manhattan in New York City, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 8. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Subject to a cap of $50,000, the Company shall promptly reimburse all reasonable costs and expenses (including, without limitation, attorneys’ fees and other charges of counsel) incurred by you or your beneficiaries in resolving such Covered Claim (but in any event no less than 15 days after resolution), provided that you substantially prevail on the Covered Claim at issue.

9. Severability of Provisions. If any provision of this Agreement shall be declared by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.

10. Entire Agreement; Modification; Inconsistencies.

(a) This Agreement, including its Exhibits, contains the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in its entirety, as of the date it is executed by the Parties, any prior understanding or agreement between the Parties.

(b) No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by you and by an authorized representative of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(c) In the event of any conflict between any provision of this Agreement and any provision of any employee handbook, employment application, personnel manual, program, policy, arrangement, agreement, plan, or corporate governance document of the Company or any of its Affiliates, the provisions of this Agreement shall control unless you otherwise agree in writing that the provision of such handbook, application, manual, program, policy, arrangement, agreement, plan or document governs in a manner that expressly refers to the provision of this Agreement that you are waiving.

11. Assignability; Binding Nature.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in your case) and assigns.

(b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

(c) None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or by operation of law, except that you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving written notice thereof to the Company.

12. Miscellaneous.

(a) For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; and “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

(b) In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate or other legal representative.

(c) This Agreement shall be governed, construed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of New York without regard to principles of conflict of laws.

(d) This Agreement can only be terminated on or after the Termination Date, provided that, except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement and your employment hereunder.

(e) The headings of Sections and subsections of this Agreement are inserted for convenience only and shall not affect any interpretation of this Agreement.

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If this letter agreement meets with your approval and you desire to accept this offer of employment on the terms and conditions set forth herein, please execute the enclosed copy of this letter and return it to the [ ] as soon as possible. Signatures delivered by facsimile shall be effective for all purposes.

Sincerely,

NYSE EURONEXT

By:

AGREED AND ACCEPTED:

[Name]
Date:

Appendix A

Annual Base Salary	$[29]
Annual Bonus Target	$[30]

[29]	$750,000 for Mr. Geltzeiler and $1,000,000 for Mr. Niederauer. Mr. Geltzeiler, who joined in June 2008, was also given a 2008 guaranteed bonus of $750,000 and a 2008 long-term incentive award having a value of $2.5 million.
[30]	$750,000 for Mr. Geltzeiler and $5,000,000 for Mr. Niederauer.